FOR IMMEDIATE RELEASE

ECO VENTURES GROUP COMPLETES CONSTRUCTION OF
PRECIOUS METAL EXTRACTION PLANT

Groveland, FL – September 8, 2011 Eco Ventures Group, Inc. (OTCBB: EVGI) announced today that it has completed construction of its precious metal extraction plant.  Phase I of this project gives EVGI the ability to process 5,000 tons of concentrated ore per year.  The Company eventually plans to bring the facility online to its maximum capacity of 10,000 tons of concentrated ore per year.

This new facility was manufactured in conjunction with EVGI’s partner in the project, Raptor Technology Group, Inc. Utilizing it’s proprietary processing method the facility will extract Gold, Platinum, Palladium and other precious metals from concentrated ore bodies.

“This is an important milestone for Eco Ventures. We have invested considerable capital and resources into this project and are proud of what we have accomplished to date,” said Randall Lanham, CEO of Eco Ventures Group.  “With plant infrastructure already in place for expansion, Phase 2 of our mineral extraction plan will increase the capacity of this facility to a total of 10,000 tons of concentrated ore per year,” added Lanham.

Using our pre-concentration system, processing 5,000 tons of concentrated ore is equivalent up to processing approximately 50,000 or more tons of raw ore per year depending upon the ore’s chemical characteristics.

About Eco Ventures Group, Inc.
Eco Ventures Group, Inc. is a family of ecologically friendly and economically sound businesses committed to providing for society’s minerals, energy and renewable resource needs.

EVGI concentrates on two core business activities. EVGI’s Eco Minerals Recovery Group specializes in the extraction of precious metals from ore bodies and reclaimed mine tailings and Eco Energy Group will focus on the production of advanced biodiesel from recovered cooking oils and oil rich plants.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: EVGI encourages those interested in our Company to rely only on information included in our filings with the United States Securities and Exchange Commission which can be found at www.sec.gov. Statements released by Eco Ventures Group, Inc. that are not purely historical are forward-looking within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding the company's expectations, hopes, intentions, and strategies for the future. Investors are cautioned that forward-looking statements involve risk and uncertainties that may affect the company's business prospects and performance. The company's actual results could differ materially from those in such forward-looking statements. Risk factors include but are not limited to general economic, competitive, governmental, and technological factors as discussed in the company's filings with the SEC on Forms 10-K, 10-Q, and 8-K. The company does not undertake any responsibility to update the forward-looking statements contained in this release.

Contact

Eco Ventures Group, Inc.
7432 E. Highway 50
Suite 101
Groveland FL 34736
Phone: (352) 557-4830
Website: www.ecoventuresgroup.com
Email: info@ecoventuresgroup.com